UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549	OMB APPROVAL
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SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ____)*

Ambassadors International, Inc.
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

023178106
(CUSIP Number)

January 26, 2011
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures previously provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 023178106	Schedule 13G	Page 2 of 21 Pages

1	Names of Reporting Persons: Chris Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 30,612
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 30,612
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 3 of 21 Pages

1	Names of Reporting Persons: Spiro Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 8,725
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 8,725
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 4 of 21 Pages

1	Names of Reporting Persons: Constance Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 8,474
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 8,474
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 5 of 21 Pages

1	Names of Reporting Persons: Julie Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 18,800
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 18,800
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 6 of 21 Pages

1	Names of Reporting Persons: George Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 54,540
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 54,540
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 7 of 21 Pages

1	Names of Reporting Persons: Jamie Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 40,000
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 40,000
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 8 of 21 Pages

1	Names of Reporting Persons: Christos Goulakos
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 62,950
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 62,950
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 9 of 21 Pages

1	Names of Reporting Persons: Sam Yaffe
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 6,677
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 6,677
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 10 of 21 Pages

1	Names of Reporting Persons: Zachary Yaffe
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 5,550
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 5,550
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 11 of 21 Pages

1	Names of Reporting Persons: Stephen Yaffe
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 7,000
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 7,000
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 12 of 21 Pages

1	Names of Reporting Persons: Gregory Courey
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 43,418
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 43,418
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 13 of 21 Pages

1	Names of Reporting Persons: Stephen Courey
2	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ X ]
(b) [ ]
3	SEC Use Only
4	Citizenship or Place of Organization Canada
Number Of Shares Beneficially Owned by Each Reporting Person With:	5 Sole Voting Power 15,250
6 Shared Voting Power 301,9971
7 Sole Dispositive Power 15,250
8 Shared Dispositive Power 301,9971
9	Aggregate Amount Beneficially Owned by Each Reporting Person 301,9971
10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
11	Percent of Class Represented by Amount in Row (9) 9.1%
12	Type of Reporting Person (See Instructions) IN

______________________________

1The Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 14 of 21 Pages

Item 1.
(a)	Name of Issuer
Ambassadors International, Inc.
(b)	Address of Issuer's Principal Executive Offices
2101 4th Avenue, Suite 210, Seattle, Washington 98121

Item 2.
(a)	Name of Person Filing:

Chris Goulakos, Spiro Goulakos, Constance Goulakos, Julie Goulakos, Christos Goulakos, George Goulakos, Jamie Goulakos, Sam Yaffe, Zachary Yaffe, Stephen Yaffe, Gregory Courey and Stephen Courey.  The persons named in this paragraph are referred to individually herein as a “Reporting Person” and collectively as the “Reporting Persons”.

(b)	Address of Principal Business Office or, if none, Residence

Chris Goulakos, Spiro Goulakos, Constance Goulakos and Julie Goulakos are located at:
2097 Cambridge Road
Montreal, Quebec
CANADA H3P 1J1

Christos Goulakos is located at:
365 Revere
Montreal, Quebec
CANADA H3P 1C2

George Goulakos and Jamie Goulakos are located at:
17 Linwood Crescent
Montreal, Quebec
CANADA H3P 1J1

Gregory Courey and Stephen Courey are located at:
339 Simcoe
Montreal, Quebec
CANADA H3P 1X3

Sam Yaffe and Zachary Yaffe are located at:
447 Victoria Avenue
Montreal, Quebec
CANADA H3Y 2R3

Stephen Yaffe is located at:
150 Chemin de la Pointe Sud, Apt. 1007
Verdun, Quebec
CANADA H3E 0A7

(c)	Citizenship All Reporting Persons are Canadian citizens.
(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share
(e)	CUSIP Number
023178106

CUSIP NO. 023178106	Schedule 13G	Page 15 of 21 Pages

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance Company as defined in Section 3(a)(19) of the Act
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);
(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

                If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

All Reporting Persons may be deemed to own beneficially 301,9971 shares of Common Stock (the “Record Shares”) of the Issuer.  Each Reporting Person has shared voting power and shared dispositive power of the Record Shares.  Each Reporting Person has sole voting power and sole dispositive power of the following shares of Common Stock of the Issuer:

Chris Goulakos                               30,612 shares;
Spiro Goulakos                                  8,725 shares;
Constance Goulakos                         8,474 shares;
Julie Goulakos                                18,800 shares;
George Goulakos                            54,540 shares;
Jamie Goulakos                              40,000 shares;
Christos Goulakos                         62,950 shares;
Sam Yaffe                                           6,677 shares;
Zachary Yaffe                                    5,550 shares;
Stephen Yaffe                                    7,000 shares;
Gregory Courey                             43,418 shares; and
Stephen Courey                              15,250 shares.

(b)	Percent of Class:

See Line 11 of cover sheets.  All ownership percentages reported herein are based on 3,321,284 shares of the Issuer’s Common Stock reported to be outstanding as of November 5, 2010, in the Issuer’s most recently filed Quarterly Statement on Form 10-Q for the quarter ended September 30, 2010, as filed with the Securities and Exchange Commission on November 15, 2010.

(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: See Line 5 of cover sheets.
	(ii)	Shared power to vote or to direct the vote: 301,9971
	(iii)	Sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.
	(iv)	Shared power to dispose or to direct the disposition of: 301,9971

1Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares such Reporting Person holds of record.

CUSIP NO. 023178106	Schedule 13G	Page 16 of 21 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.           Identification and Classification of Members of the Group

See Exhibit 1.

Item 9.           Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect or changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.

CUSIP NO. 023178106	Schedule 13G	Page 17 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 18, 2011

/s/ Chris Goulakos
Chris Goulakos

/s/ Spiro Goulakos
Spiro Goulakos

/s/ Constance Goulakos
Constance Goulakos

/s/ Julie Goulakos
Julie Goulakos

/s/ Christos Goulakos
Christos Goulakos

/s/ George Goulakos
George Goulakos

/s/ Jamie Goulakos
Jamie Goulakos

/s/ Sam Yaffe
Sam Yaffe

/s/ Zachary Yaffe
Zachary Yaffe

/s/ Stephen Yaffe
Stephen Yaffe

/s/ Gregory Courey
Gregory Courey

/s/ Stephen Courey
Stephen Courey

CUSIP NO. 023178106	Schedule 13G	Page 18 of 21 Pages

Exhibit 1

The identity of the members of the group as required in Item 8 of this Schedule 13G are as follows:

Chris Goulakos;
Spiro Goulakos;
Constance Goulakos;
Julie Goulakos;
Christos Goulakos;
George Goulakos;
Jamie Goulakos;
Sam Yaffe;
Zachary Yaffe;
Stephen Yaffe;
Gregory Courey; and
Stephen Courey.

All of the above-named group members are individuals.

CUSIP NO. 023178106	Schedule 13G	Page 19 of 21 Pages

Exhibit 2

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Ambassadors International, Inc.

EXECUTED as a sealed instrument this 18th day of March, 2011.

/s/ Chris Goulakos
Chris Goulakos

/s/ Spiro Goulakos
Spiro Goulakos

/s/ Constance Goulakos
Constance Goulakos

/s/ Julie Goulakos
Julie Goulakos

/s/ Christos Goulakos
Christos Goulakos

/s/ George Goulakos
George Goulakos

/s/ Jamie Goulakos
Jamie Goulakos

/s/ Sam Yaffe
Sam Yaffe

/s/ Zachary Yaffe
Zachary Yaffe

/s/ Stephen Yaffe
Stephen Yaffe

/s/ Gregory Courey
Gregory Courey

/s/ Stephen Courey
Stephen Courey

CUSIP NO. 023178106	Schedule 13G	Page 20 of 21 Pages

Exhibit 3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris Goulakos as the undersigned’s true and lawful attorney-in-fact, with full power of substitution, to:

(1)           execute for and on behalf of the undersigned Forms 3, 4, and 5 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) and the rules thereunder and Schedule 13D or Schedule 13G in accordance with Section 13 of the Act and the rules thereunder, in each case with respect to securities of Ambassadors International, Inc. (the (“Company”),

(2)           do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 or Schedule 13G or Schedule 13D, complete and execute any amendment or amendments thereto, and file any such form or amendment with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever required, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 and/or Schedule 13D or Schedule 13G, as applicable, with respect to the undersigned's direct or indirect beneficial ownership of and/or transactions in securities of the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

This Power of Attorney shall not be revoked or terminated by any subsequent power of attorney.  This Power of Attorney is not intended to revoke or terminate any prior powers of attorney.  If it is determined by a court of competent jurisdiction that any provision of this Power of Attorney is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Power of Attorney.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 18th day of March, 2011.

CUSIP NO. 023178106	Schedule 13G	Page 21 of 21 Pages

/s/ Spiro Goulakos
Spiro Goulakos

/s/ Constance Goulakos
Constance Goulakos

/s/ Julie Goulakos
Julie Goulakos

/s/ Christos Goulakos
Christos Goulakos

/s/ George Goulakos
George Goulakos

/s/ Jamie Goulakos
Jamie Goulakos

/s/ Sam Yaffe
Sam Yaffe

/s/ Zachary Yaffe
Zachary Yaffe

/s/ Stephen Yaffe
Stephen Yaffe

/s/ Gregory Courey
Gregory Courey

/s/ Stephen Courey
Stephen Courey